Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2007 relating to the financial statements and financial statement schedule, which appears in Parker Drilling Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 20, 2009